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                                                           EXHIBIT 4.(ii)(c)(13)

                       CONFIRMATION OF GUARANTY AGREEMENT

This Confirmation of Guaranty Agreement, effective as of December 31, 1996, is made by The Delta Queen Steamboat Co., a corporation organized and existing under the laws of the State of Delaware (the "Guarantor"), in favor of the United States of America, represented by the Secretary of Transportation, acting by and through the Maritime Administration (the "Secretary").

     WHEREAS, on August 24, 1995, the Guarantor executed a Guaranty Agreement (the "Guaranty Agreement") in favor of the Secretary, relating to the guarantee of the due and punctual payment of United States Government Guaranteed Ship Financing Obligations, American Queen Series, made up of the 2005 Notes and the 2020 Bonds (the "Obligations") in the amount of $60,589,000.00, of which $58,165,000.00 are Outstanding on the date hereof, issued by Great AQ Steamboat Co., a Delaware corporation (the "Original Shipowner"), pursuant to the Secretary's Note.

     WHEREAS, effective as of December 31, 1996, the Original Shipowner merged (the "Merger") into Great AQ Steamboat, L.L.C., a Delaware limited liability company (the "LLC") with the LLC being the successor entity, assuming all of the rights, duties and obligations of the Original Shipowner, including the Obligations and the Secretary's Note.

     WHEREAS, effective December 31, 1996, the LLC has endorsed the Secretary's
     Note in order to, inter alia, correct an error in the manner of calculating interest applicable to the 2005 Notes.

     WHEREAS, the Secretary has required this Confirmation of Guaranty Agreement from Guarantor as an integral part of the consideration offered by or on behalf of the LLC and the Original Shipowner as a condition of the Secretary's consent to the Merger.

     NOW THEREFORE, in consideration of the foregoing premises and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Guarantor hereby acknowledges that the LLC has endorsed the Secretary's Note for the purposes of correcting the method for calculation of interest on the 2005 Notes and of assuming payment of the Obligations, and the Guarantor consents to such endorsement and confirms each and every term and obligation of the Guaranty Agreement and further confirms that it is absolutely, irrevocably and unconditionally bound by the Guaranty Agreement subsequent to the Merger as if the LLC had been an original party to the Secretary's Note, and as if the interest calculation applicable to the 2005 Notes had been correct.

Unless otherwise specifically defined herein, the capitalized terms used but undefined herein shall have the respective meanings ascribed to them in
Schedule X to the Security Agreement dated August 24, 1995, between the Original Shipowner and the Secretary, as the same is amended through the date hereof.

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IN WITNESS WHEREOF, this Confirmation of Guaranty Agreement has been executed on March 25, 1997, effective as of the day and year first above first written.

                                        THE DELTA QUEEN STEAMBOAT CO., a
                                        Delaware corporation

                                        By:      /s/ Jordan B. Allen
                                           -------------------------------
                                                    Vice President





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